Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	GISX
Monday, February 14, 2005	TRADED:	Nasdaq

GLOBAL IMAGING SYSTEMS EXPANDS SENIOR STAFF FOR FUTURE GROWTH;

PAUL SCHULMAN, DAN COOPER PROMOTED TO SENIOR VICE PRESIDENTS

TAMPA, Fla., Feb. 14 — Global Imaging Systems, Inc. announced today that it has promoted two core company presidents to senior officer positions on the parent company staff. Paul A. Schulman, 45, president of Carr Business Systems, a Global core company based on Long Island, NY, has been named senior vice president – business development. Dan Cooper, 39, president of Electronic Systems Inc. and Copy Service & Supply, Global core companies based in Virginia Beach, VA, and Charlotte, NC, respectively, has been named senior vice president – sales.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “Both promotions are effective April 1. We welcome Paul and Dan to the company’s senior staff as part of our planned strategy to support Global’s future growth. Both of these seasoned executives provide proven management and leadership capabilities combined with strong sales and operational experience.”

Mr. Cooper assumes a position that has been held by Michael Shea who was appointed president of the company last month. Mr. Cooper will be responsible for developing senior level sales management with an emphasis on internal growth at all Global companies. He will also continue to head the management teams of the two core companies until his replacements have been appointed.

Mr. Schulman assumes a new senior officer position where he will be responsible for identifying key business opportunities and developing new initiatives in marketing, vendor relations, employee training and development, acquisitions and investor relations. He will remain directly involved with Carr Business Systems in the mentoring and development of a new core company president, expected to be announced in the near future.

President Michael Shea said, “In Paul and Dan, we have two consummate entrepreneurs taking on key responsibilities helping us focus on sales and operations. They exemplify the entrepreneurial spirit that built Global and continues to spur the company’s growth and leadership among our peers.”

Paul A. Schulman Biographical Data

Mr. Schulman entered a family owned office equipment business in 1977 and quickly moved through the ranks of Carr Business Systems to become president and owner of Carr in 1985 at the age of 26. In 1998, Global acquired Carr, which today is an award-winning copier dealership representing

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Konica and Ricoh copy, fax, scan and print devices in both black and white and color.

He received the Entrepreneur of the Year award by Ernst & Young and the Family Friendly Employer Award by the Family Service Association of Long Island. He serves on the board of directors of the Theodore Roosevelt Council of the Boy Scouts of America, the Long Island Children’s Museum and the Advancement for Commerce, Industry and Technology. In 2004, he was the recipient of the Presidential Award for his work with Big Brothers Big Sisters of Long Island.

Dan Cooper Biographical Data

Dan Cooper began his career at Electronic Systems in 1998 as vice president and general sales manager, responsible for ESI’s sales operation, revenue, profit and customer satisfaction. In 2000, he became president, assuming full responsibility for one of Global’s largest core companies and the Hampton Roads region’s largest full-service systems integrator providing total office technology solutions. In 2004, he added the responsibilities for Copy Service & Supply, another Global core company.

Prior to joining ESI, he spent 10 years with Danka Industries, where he last served as regional general manager responsible for sales, operations and customer support. He holds a business adminis-tration degree from Radford University and currently serves on the board of directors of the Hampton Roads Economic Development Council. Under Mr. Cooper’s leadership, ESI actively supports the March of Dimes, Make-a-Wish Foundation, Junior Achievement and the American Cancer Society.

About Global Imaging Systems

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from 180 locations in 30 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s long-term growth. These statements are based on numerous assumptions and are subject to uncertainties and risks, which could cause Global’s results to differ materially. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2004.

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FOR FURTHER INFO:	Tom Johnson, Chairman and Chief Executive Officer
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com